Exhibit 2.3

ARTICLES OF AMENDMENT

TO THE ARTICLES OF INCORPORATION

OF

Cytonics Corporation

(Forward Stock Split)

Pursuant to Section 607.1006 and Section 607.10025 of the Florida Business Corporation Act, Cytonics Corporation, a Florida corporation (the “Corporation”), hereby amends (“Articles of Amendment”) its amended and restated articles of incorporation, as amended (“Articles''), as follows:

A.       Forward Stock Split. Upon the Effective Time (as defined below) of these Articles of Amendment, each one (1) share of the Corporation's common stock. par value $0.001 per share (“Common Stock”), issued and outstanding immediately prior to the Effective Time will be and hereby is automatically reclassified and changed (without any further act) into two (2) validly issued, fully-paid and non-assessable shares of Common Stock without increasing or decreasing the par value thereof, and each fraction of a share of Common Stock issued and outstanding immediately prior to the Effective Time will be and hereby is automatically reclassified and changed (without any further act) into a number of validly issued, fullypaid and non-assessable shares of Common Stock equal to the product of two (2) and such fraction, which product shall be rounded up to the nearest whole share.

B.       Authority to Amend. These Articles of Amendment were adopted by the unanimous consent of the Corporation’s Board of Directors on February 13, 2018. No approval of the Corporation's shareholders was required, pursuant to Section 607.10025 of the Florida Business Corporation Act.

D.       Effective Time. The foregoing amendment will become effective on February 16, 2018, at 5:01 p.m. (“Effective Time'').

IN WITNESS WHEREOF, the undersigned has executed these Articles of Amendment as of February 13, 2018.

Cytonics Corporation

By:	/s/ Gaetano J. Scuderi
Name: Dr. Gaetano J. Scuderi
Title: Chief Executive Officer